FORM OF

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT, entered into as of September 15, 2025 (the “Agreement”), is between Hartford Funds Exchange-Traded Trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively, the “Funds”) and Hartford Funds Management Company, LLC (the “Adviser”).

WHEREAS, the Trust’s Board of Trustees (the “Board”) has appointed the Adviser as the investment manager of each of the Funds; and

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.

The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to limit the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 2 below, to not exceed the specified amount during the period listed for each Fund on Schedule A hereto.

2.	For purposes of this Agreement, the term “Excluded Expenses” shall mean: taxes; interest expenses; brokerage commissions; acquired fund fees and expenses; and extraordinary expenses.

3.	Any reimbursements to a Fund by the Adviser, as required under the terms of this Agreement, are not subject to recoupment by the Adviser.

4.

The Adviser understands and intends that the Funds will rely on this Agreement: (a) in preparing and filing amendments to the Trust’s registration statements on Form N-1A with the Securities and Exchange Commission; (b) in accruing each Fund’s expenses for purposes of calculating its net asset value per share; and (c) reflecting a Fund’s net operating expenses in the Fund’s financial statements and other documents.

5.	This Agreement may be amended or modified by mutual written consent of the Adviser and the Board.

6.	This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HARTFORD FUNDS EXCHANGE-TRADED TRUST By: __________________________ Name: Thomas R. Phillips Title: Secretary and Vice President

HARTFORD FUNDS MANAGEMENT COMPANY, LLC By: __________________________ Name: Amy N. Furlong Title: Chief Financial Officer

Document Revision History:
Initially Approved on:	September 11, 2025

SCHEDULE A

Fund	Covered Period[1]		Total Net Annual Operating Expense Limit (as a percent of average daily net assets during current fiscal period)

Hartford Dynamic Bond ETF	Commencement Date: September 15, 2025	Ending Date: November 30, 2026	0.60%

[1]	For each Fund, the covered period is inclusive of the respective commencement date and the ending date as reflected in the table above.

3